Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of The Peoples Banctrust Company, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of November, 2006.

November 30, 2006
(Date)

Endurance Capital Partners, L.P.

By:	Endurance Partners, LLC, its General Partner

By:	/s/ Edwin H. Yeo, III
Edwin H. Yeo, III, its Managing Member

Endurance Partners, L.L.C.

By:	/s/ Edwin H. Yeo, III
Edwin H. Yeo, III, its Managing Member

/s/ Edwin H. Yeo, III
Edwin H. Yeo, III

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SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

The following sets forth the name, position, and principal occupation of each director and executive officer of each of the Reporting Persons. Each such person is a citizen of the United States of America. Except as otherwise indicated, the business address of each director and officer is c/o Endurance Capital Partners, L.P., is 405 Lexington Avenue, 26th Floor, New York, New York 10174. To the best of the Reporting Persons’ knowledge, except as set forth in this statement on Schedule 13D, none of the directors or executive officers of the Reporting Persons own any Shares.

Endurance Capital Partners, L.P.

NAME	TITLE

Edwin H. Yeo, III	Managing Member of Endurance Partners, L.L.C., its General Partner

Endurance Partners, LLC

NAME	TITLE

Edwin H. Yeo, III	Managing Member

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